Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the reference to our firm under the caption “Experts” and to the use of our report dated April 1, 2010, in the Registration Statement (Form S-1) and related Prospectus of Qlik Technologies Inc. for the registration of 10,000,000 shares of its common stock.

/s/ Ernst & Young LLP

Philadelphia, Pennsylvania
November 15, 2010